UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2010
Bucyrus International, Inc.
(Exact name of registrant as specified in its charter)
001-00871
(Commission File Number)

Delaware	39-0188050
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
P.O. Box 500, 1100 Milwaukee Avenue,
South Milwaukee, Wisconsin 53172
(Address of principal executive offices, with zip code)
(414) 768-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 14, 2010, Bucyrus International, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Caterpillar Inc., a Delaware corporation (“Parent”), Badger Merger Sub, Inc., a Delaware corporation (“Sub”) and the Company. Pursuant to the Merger Agreement, Sub will be merged with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Parent.
In connection with the Merger, each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than those held by the Company, Parent or Sub or any subsidiary of Parent, and other than those shares with respect to which appraisal rights are properly demanded and not waived, withdrawn or lost, will be converted into the right to receive $92 in cash, without interest.
The completion of the Merger is subject to certain conditions, including, among others (i) adoption of the Merger Agreement by the holders of a majority of the outstanding shares of the Common Stock (the “Stockholder Approval”), (ii) the absence of certain legal restraints to the consummation of the Merger or the other transactions contemplated by the Merger Agreement and (iii) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other antitrust approvals.
Each of the Company, Parent and Sub has made representations and warranties in the Merger Agreement. The Company has also agreed to various covenants and agreements, including, among others things, and subject to certain exceptions, (i) to conduct its business in the ordinary course of business between the execution of the Merger Agreement and closing of the Merger and not to engage in certain specified types of transactions during such period, (ii) not to solicit takeover proposals or enter into discussions concerning, or provide information in connection with, any takeover proposals, unless the Board of Directors of the Company is responding to a bona fide written unsolicited takeover proposal that it determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the Merger Agreement) and (iii) to recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement. Under the terms of the Merger Agreement, the Company is permitted to pay regular quarterly dividends in an amount of not more than $0.025 per share.
The Merger Agreement contains specified termination rights and provides that the Company would be required to pay Parent a termination fee equal to $200 million following a termination in certain circumstances including in a situation where (i) a Takeover Proposal (as defined in the Merger Agreement) has been made to the Company or publicly to its stockholders, or a person has announced an intention to make a Takeover Proposal or a Takeover Proposal otherwise becomes known and thereafter the Merger Agreement is terminated pursuant to specified provisions thereof and within a specified period thereafter the Company enters into an acquisition agreement for a Takeover Proposal or a Takeover Proposal is consummated or (ii) Parent terminates the Merger Agreement because the Company ‘s Board of Directors withdraws or modifies its recommendation of the Merger Agreement or the Merger pursuant to Section 4.02 of the Merger Agreement.
The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete.
Item 7.01 Regulation FD Disclosure.
On November 15, 2010, the Company issued a press release regarding the Merger, which is attached hereto as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934. The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
99.1	Bucyrus International, Inc. press release, dated November 15, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2010	BUCYRUS INTERNATIONAL, INC.
	By:	/s/ Timothy W. Sullivan
Timothy W. Sullivan
President and Chief Executive Officer

EXHIBIT INDEX
99.1	Bucyrus International, Inc. press release, dated November 15, 2010.